CLOSED END FUND SERVICES AGREEMENT

The following is an administration, fund accounting and record keeping services agreement between Atlantic Fund Administration, LLC and FSI Low Beta Absolute Return Fund.

COMBINED SERVICES AGREEMENT
BETWEEN
ATLANTIC FUND ADMINISTRATION, LLC
AND
FSI LOW BETA ABSOLUTE RETURN FUND

AGREEMENT (this “Agreement”) made this 18th day of April, 2013 (the “Effective Date”), between Atlantic Fund Administration, LLC (“Atlantic”), a limited liability company organized under the laws of the State of Delaware with its principal place of business at Three Canal Plaza, Portland, Maine 04101, and FSI Low Beta Absolute Return Fund (the “Fund”), a statutory trust organized under the laws of the State of Delaware with its principal place of business at Three Canal Plaza, Portland Maine 04101. .

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company; and

WHEREAS, the Fund desires that Atlantic perform accounting, administration, investor and other services as described in this Agreement and set forth in Appendix A and Atlantic is willing to provide such services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and Atlantic agree as follows:

SECTION 1.  APPOINTMENT

The Fund hereby appoints Atlantic, subject to the supervision of the Fund’s Board of Trustees (the “Board”), to provide the services set forth in Appendix A hereto (the “Services”).  Atlantic accepts this employment and agrees to render the Services for the compensation set forth herein.  In connection therewith, the Fund has delivered to Atlantic copies of (i) the Fund’s registration statement filed on Form N-2 and any amendments thereto, (ii) the Fund’s Agreement and Declaration of Trust and the Fund’s By-Laws (“Organic Documents”), (iii) all policies and procedures adopted by the Fund, and (iv) any other documents, materials or information that Atlantic shall reasonably request to enable it to perform its duties pursuant to this Agreement. The Fund will further, from time to time, furnish Atlantic with all amendments of or supplements to the foregoing.  The Fund shall cause all service providers to the Fund to furnish information to Atlantic and to assist Atlantic as may be required and shall ensure that Atlantic has reasonable access to all records and documents maintained by or on behalf of the Fund or any service provider to the Fund.

SECTION 2.  DUTIES OF ATLANTIC

(a)           Subject to the direction and control of the Board and as detailed in this Agreement, Atlantic shall manage, coordinate and report to the Board regarding the (i) Services and (ii) such other matters related to the services provided to the Fund by Atlantic as may be specifically set forth in this Agreement.

(b)           Subject to the terms and conditions of this Agreement, Atlantic shall provide to the Fund the Services set forth in Appendix A.

(c)           In addition to the limitation of liability set forth in Section 3 of this Agreement, Atlantic shall not be liable to the Fund or any other individual or entity (“Person”) for any failure to provide any Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on Atlantic’s ability to comply with its obligations under this Agreement):

(i)
if any relevant condition precedent upon which performance of the relevant Service depends (“Dependencies”) are not met and the failure to meet any such Dependencies was not a result of delay, or failure to provide information or take action, by Atlantic or its subcontractors required to be provided or taken under this Agreement;

(ii)	if the failure to perform the Services is at the request or with the consent of the Fund;

(iii)
if the failure to perform the Services results from incorrect or corrupted information provided by (A) any Person that is not an affiliate of Atlantic, that provides services to the Fund including any investment adviser(s) and sub-advisers (each a “Portfolio Manager”) for the Fund, underwriter for the Fund, independent accountants, brokers, or other intermediaries through which the Fund may be sold or distributed and any other current or predecessor service providers to the Fund or (B) valuation or market information providers, pricing services, couriers, software houses, custodians clearing systems or depositories, provided, that (1) if any such Person described in clause (B) above is chosen by Atlantic, then the selection of such Person must have been reasonable under the circumstances (and the selection of such a Person shall be deemed reasonable if, after notice explicitly identifying such selection and providing an opportunity to object to such selection the Board does not object to such selection); and (2) in any event, Persons shall be deemed reasonable if they are selected or retained at the direction of the Fund or with the consent of the Fund; and/or

(iv)	if any Law, as defined below, to which Atlantic or any third party is subject prevents or limits the performance of the duties and obligations of Atlantic.

Notwithstanding the foregoing, Atlantic shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(c) above subsist, provided that Atlantic shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred).  If, despite the foregoing, Atlantic incurs any such additional costs in endeavoring to supply the Services, Atlantic shall promptly notify the Fund and the Fund shall reimburse those costs to Atlantic to the extent that they have been reasonably incurred (and Atlantic used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties.  For purposes of this Agreement, (i) the capitalized term “Law” means any statutes, rules and regulations of any Governmental Authority, as defined below, and applicable judicial or regulatory interpretations thereof and (ii) “Governmental Authority” means any court, government department, central bank, commission, board, bureau, agency, securities or futures industry associations or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction.

(d)           Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act, or that could cause the Fund to act in contravention of its Organic Documents or any Law.  The Fund acknowledges and agrees that (i) the summaries of the Services set out in Appendix A are intended to define the scope of the services to be provided; and (ii) the procedures, features, functionalities, systems and/or facilities that support the provision of the Services by Atlantic or any affiliated subcontractor shall be a matter for the sole discretion of Atlantic.  Except as otherwise specifically provided in Appendix A with respect to the Services, the Fund assumes all responsibility for ensuring that the Fund complies in all material respects with all applicable requirements of Law.

(e)           Atlantic will appoint one individual with sufficient seniority, experience and authority to oversee Atlantic’s performance under this Agreement (the “Contract Manager”) and, for periods when the Contract Manager is absent due to illness or vacation, a deputy for him or her, who will be the primary point of contact for the Fund.  The Contract Managers for each party shall be responsible for the overall management of this Agreement.

(f)           Atlantic will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the Fund in conformity with the requirements of the 1940 Act, other applicable Law, and any policies that are approved by the Board.  Atlantic shall maintain policies and procedures relating to the Services it provides to the Fund that are reasonably designed to prevent violations of the federal securities laws and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities.

(g)           Atlantic shall promptly, after obtaining knowledge thereof, use its commercially reasonable efforts to correct any errors that have been made in connection with its Services rendered hereunder, including errors of judgment or mistakes of Law, in accordance with the Fund’s applicable policies and procedures.

(h)           Atlantic shall promptly notify the Fund’s chief compliance officer (“CCO”) and its legal counsel (“Fund Counsel”) of any material violation of Law known to Atlantic by the Fund and (ii) at such times as determined appropriate by Atlantic, notify the Board of any other violation of Law by Atlantic or a Third Party Service Provider affecting the Fund of which Atlantic becomes aware in providing the Services, including as a result of information generated by Atlantic, detected through Atlantic’s internal or external audit procedures or provided to Atlantic by other service providers to the Fund or any Atlantic subcontractor.

(i)           If Atlantic is in doubt as to any action it should or should not take, Atlantic may request directions, advice or instructions from the Fund or, as applicable, any Portfolio Manager, custodian or other service providers.  If Atlantic is in doubt as to any question of law pertaining to any action it should or should not take, Atlantic may request advice from Fund Counsel, a Portfolio Manager or Atlantic, at the option of Atlantic.  In the event of a conflict between directions, advice or instructions Atlantic receives from the Fund or any service provider and the advice Atlantic receives from counsel, the Fund and Atlantic shall mutually agree upon the directions, advice or instructions to follow.  Upon request, Atlantic will provide the Fund with a copy of the advice of counsel received that is not the subject of attorney client or work product privilege.  Nothing in this Section 2(i) shall excuse Atlantic when an action or omission on the part of Atlantic constitutes willful misfeasance, bad faith, negligence or reckless disregard by Atlantic of any duties, obligations or responsibilities set forth in this Agreement.

SECTION 3.  INDEMNIFICATION

(a)            Atlantic shall not be liable to the Fund, any unitholder of the Fund, any Portfolio Manager or any other Person for any action or inaction of Atlantic relating to any event whatsoever including any error of judgment or mistake of Law or any loss incurred by the Fund, in the absence of bad faith, willful misfeasance or negligence in the performance of Atlantic’s duties or obligations under this Agreement or Atlantic’s reckless disregard of its duties and obligations under this Agreement.  Without limiting the foregoing, Atlantic shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including acts of civil or military authority, national emergencies, labor difficulties (other than those related to Atlantic’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(b)           The Fund agrees to indemnify and hold harmless Atlantic, its employees, agents, subcontractors, directors, officers and managers and any Person who controls Atlantic within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, (“Atlantic Indemnitees”) against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) Atlantic’s actions taken or failures to act with respect to the Fund or (B) incident to the delivery of the Services, except those actions or failures to act for which the Atlantic Indemnitee would otherwise be liable under Section 3(a).

(c)           Atlantic agrees to indemnify and hold harmless the Fund and its respective employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) Atlantic’s actions taken or failures to act with respect to the Fund or (B) incident to the delivery of the Services, in either clause (A) or clause (B), solely for which Atlantic would be liable under Section 3(a).

(d)           An Atlantic Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:

(i)
the advice of the Fund or of counsel, who may be counsel to the Fund or counsel to Atlantic, and upon statements of accountants, brokers and other Persons reasonably believed in good faith by Atlantic to be expert in the matters upon which they are consulted;

(ii)
any oral instruction that it receives and that it reasonably believes in good faith was transmitted by the Person or Persons authorized by the Fund to give such oral instruction.  Atlantic shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

(iii)
any written instruction or certified copy of any resolution of the Fund, and Atlantic may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Atlantic to have been validly executed;

(iv)
any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Atlantic to be genuine and to have been signed or presented by a person that Atlantic reasonably believes to have appropriate authority on behalf of the Fund or other proper party or parties; or

(v)
any electronic instructions from the Fund in conformity with security procedures established by Atlantic from time to time in order to (x) effect the transfer or movement of cash or interests or (y) transmit unitholder information or other information.

(e)           In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from liability under this Section 3 unless and to the extent it has been actually and materially prejudiced by such failure.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(f)           Atlantic’s liability to the Fund and any other Person for any losses or damages in contract, tort or otherwise, arising out of the subject matter of this Agreement shall be limited to those actual and direct damages that are reasonably incurred by the Fund and shall not exceed $250,000 per event giving rise to a claim.  Notwithstanding any other provision of this Agreement to the contrary, neither party to this Agreement shall be liable to the other party or any indemnitee for any indirect, special or consequential damages in relation to the subject matter of this Agreement or under any provision of this Agreement, even if advised of the possibility of the same.  No action, regardless of form, arising from or pertaining to the Services may be brought by the Fund or any other Person more than one (1) year after the later of: (1) the event giving rise to the action has occurred or (2) the Fund becomes aware of such event.

(g)           It is understood that in determining security valuations, Atlantic employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values per unit (“NAV”) of the Fund’s outstanding units.  Atlantic shall compute the NAV and shall value the assets and liabilities held by the Fund at such times and dates and in the manner specified in the then currently effective prospectus of the fund in accordance with the Fund’s valuation procedures actually provided to Atlantic, except that notwithstanding any language in the prospectus, in no event shall Atlantic be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including those with respect to the Fund itself, it being agreed that all such determinations and considerations shall be solely the responsibility of the Fund.  The Fund shall identify to Atlantic the pricing service(s) to be utilized on behalf of the Fund.  Subject to the foregoing, Atlantic shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such services.  For those securities where prices are not provided by the pricing service(s) utilized by Atlantic, the Fund shall approve, in good faith, the method for determining the fair value of the securities consistent with the Fund’s then currently effective prospectus and the Fund’s valuation procedures.  The Fund’s investment adviser, Portfolio Managers or persons performing similar services shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Atlantic the resulting prices for use in its calculation of NAV.  With respect to the underlying Portfolio Funds in which the Fund invests, Atlantic shall price such investments based on the valuations provided to it by Portfolio Managers or other authorized representatives of the Fund.  Atlantic is authorized to rely on the prices provided by such service(s) or by the Portfolio Managers or other authorized representatives of the Fund without investigation or verification.  To the extent valuation of securities or computation of a NAV as specified in the Fund’s then currently effective prospectus and the Fund’s valuation procedures actually provided to Atlantic is at any time inconsistent with any applicable laws or regulations, the Fund shall immediately notify Atlantic in writing and thereafter shall either furnish Atlantic at all appropriate times with the values of such securities and the Fund’s NAV, or subject to the prior approval of Atlantic, instruct Atlantic in writing to compute the value of the securities or NAV in a manner other than as specified in this paragraph.  By giving such instruction, the Fund shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective prospectus of the Fund and the Fund’s valuation procedures.  The Fund shall have sole responsibility for determining the method of valuation of securities and the method of computing NAV.  Notwithstanding anything to the contrary in this Agreement, Atlantic shall not be liable to the Fund or any unitholder of the Fund for (i) any loss to the Fund if a NAV difference (as defined below, an “NAV Difference”) for which Atlantic would otherwise be liable under this Agreement is less than or equal to 0.001 (1/10 of 1%) of the Recalculated NAV, as defined below, or (ii) any loss to a unitholder of the Fund if (x) the NAV Difference for which Atlantic would otherwise be liable under this Agreement is less than or equal to 0.005 (1/2 of 1%) of the Recalculated NAV or (y) the loss in the unitholder’s account with the Fund is less than or equal to $25.  Any loss for which Atlantic is determined to be liable hereunder pursuant to Section 3(g)(i) shall be reduced by the amount of gain that inures to the affected Fund.  In addition, with respect to any loss for which Atlantic is determined to be liable hereunder pursuant to Section 3(g)(ii), Atlantic shall have the right to debit unitholder accounts to recover any gains resulting from an NAV Difference unless an affected unitholder is no longer a unitholder (in which event Atlantic shall be subrogated to any rights to collect such gain that the Fund has under applicable law).

(h)           For purposes of this Agreement, (i) an NAV Difference shall mean the difference between the NAV at which a unitholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected, divided by the Recalculated NAV, (ii) any NAV Difference and any Atlantic liability therefrom are to be calculated each time the Fund’s NAV is calculated, (iii) in calculating any NAV Difference for which Atlantic would otherwise be liable under this Agreement for a particular NAV error, losses and gains of the affected Fund or class shall be netted and (iv) in calculating any NAV Difference for which Atlantic would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, losses and gains of the Fund for the period shall be netted.

SECTION 4.  LIMITATION OF UNITHOLDER AND TRUSTEE LIABILITY

Atlantic acknowledges and agrees that the Board and the unitholders of the Fund shall not be liable under this Agreement for any obligations of the Fund. Atlantic agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund in settlement of such rights or claims.

SECTION 5.  COMPENSATION AND EXPENSES

(a)           For the services provided by Atlantic pursuant to this Agreement, the Fund shall pay Atlantic a fee at the annual rate stated for the Fund in Schedule A hereto (the “Fee Schedule”).  Such fees shall be accrued by a Fund on a monthly basis and billed monthly in arrears.  Atlantic also shall be reimbursed for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by Atlantic in performing its duties hereunder.

If the services provided by Atlantic pursuant to this Agreement begin in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement, the Fund shall pay to Atlantic such compensation as shall be payable prior to the effective date of termination.

The Fund shall pay all such fees and reimbursable expenses within 90 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Fund shall notify Atlantic in writing within 90 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith.  The Fund shall pay such disputed amounts within the foregoing 90 calendar day period or, if later, 10 calendar days of the day on which the parties agree to the amount to be paid.

(b)           Notwithstanding anything in this Agreement to the contrary, Atlantic and its affiliated Persons may receive compensation or reimbursement from the Fund with respect to (i) the provision of services not covered by this Agreement on behalf of the Fund, (ii) the provision of unitholder support or other services not covered by this Agreement, and (iii) service as a director, manager or trustee of the Fund or any unitholder of the Fund.

(c)           In connection with the services provided by Atlantic pursuant to this Agreement, the Fund agrees to reimburse Atlantic for the expenses set forth in the Fee Schedule.  In addition, the Fund shall reimburse Atlantic for all expenses and employee time (at 150% of salary) attributable to any review, outside of routine and normal periodic reviews or other reviews provided for under this Agreement, of the Fund’s accounts and records by the Fund’s independent accountants or any regulatory body of which the Fund is first notified and that are not attributable to any negligent action or inaction of Atlantic.

SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

(a)           This Agreement shall become effective on the Effective Date.  This Agreement shall continue in effect (i) until terminated in its entirety or (ii), with respect to any one or more of the Services covered by Appendix A, as applicable, provided to the Fund, until terminated as to a Service provided to the Fund.

(b)           This Agreement may be terminated (A) in its entirety or (B) with respect to any one or more of the Services covered by Appendix A, as applicable, provided to the Fund (a “Partial Termination”), without the payment of any penalty:

(i)
with or without cause, at any time, by either party on the date specified in a written notice to the other party provided not less than 120 days prior to the termination date specified in the notice; provided that in the event the Fund gives notice of a Partial Termination, Atlantic shall have thirty (30) days to deliver notice that it intends to terminate any remaining portion, or the entirety, of this Agreement; provided further, that in the event Atlantic gives notice of termination or of a Partial Termination, the Fund may delay the termination or Partial Termination for up to an additional sixty (60) days upon further written notice to Atlantic; and

(ii)
for cause at any time by the non-breaching party on at least sixty (60) days’ written notice thereof to the other party, if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party.

(c)           Upon notice of termination by either party of this Agreement, in its entirety or with respect to the Fund or any Service provided to the Fund, Atlantic shall promptly transfer to any successor service providers the original or copies of all books and records maintained by Atlantic under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities.  Should the Fund or Atlantic exercise its right to terminate this Agreement, the Fund shall reimburse Atlantic for Atlantic’s reasonable costs associated with the copying and movement of records and material to any successor person, for providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities and for any out-of-pocket fees or expenses incurred by Atlantic in respect of the cancellation or termination of third party services provided in support of the services rendered by Atlantic pursuant to this Agreement (“termination costs”); provided, however, that, notwithstanding anything herein to the contrary, the Fund shall have no obligation to reimburse Atlantic for its termination costs if the Fund terminates this Agreement pursuant to clause (ii) of subsection (b) above or if Atlantic terminates this Agreement pursuant to clause (i) of subsection (b) above.

(d)           The provisions of Sections 3, 4, 5, 6, 7, 8, 9 and 13 shall survive any termination of this Agreement.

SECTION 7.  ACTIVITIES OF ATLANTIC

Except to the extent necessary to perform its obligations under this Agreement, nothing herein shall be deemed to limit or restrict Atlantic’s right, or the right of any of its officers, directors, managers or employees (whether or not they are a trustee, officer, employee or other affiliated person of the Fund) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 8.  PROPRIETARY AND CONFIDENTIAL INFORMATION

(a)           Atlantic agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential unitholders of the Fund (and clients of said unitholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld, conditioned or delayed and may not be withheld, conditioned or delayed where Atlantic may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities approved by the Fund, or (iii) when so requested by the Fund.  Records and other information which have become known to the public through no wrongful act of Atlantic or any of its employees, agents or representatives, and information that was already in the possession of Atlantic prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

(b)           Further, Atlantic will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In addition,

Atlantic will comply with any other limitations or restrictions on disclosure of portfolio holdings or other information of the Fund set forth in the Fund’s Charter Documents.  In this regard, Atlantic shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its unitholders.

SECTION 9.  RECORDS

Atlantic shall keep records relating to the Services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules promulgated by the U.S. Securities and Exchange Commission (“SEC”) thereunder.  Atlantic agrees that all such records prepared or maintained by Atlantic relating to the services to be performed by Atlantic hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such laws applicable to the Fund, including section 31 of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request.

SECTION 10.  ANTI-MONEY LAUNDERING PROGRAM

(a)           The Fund hereby delegates to Atlantic, and Atlantic hereby accepts, responsibility to perform certain services in connection with the Fund’s Anti-Money Laundering Program (the “Fund AML Program”), as further set out in the Fund AML Program, including provisions relating to: (i) customer identification program, (ii) suspicious activity monitoring and reporting; (iii) cash transaction reporting; (iv) recordkeeping; and (v) employee training (as it relates to Atlantic employees) (collectively, the “AML Services”).  Atlantic further agrees to cooperate with the Fund’s AML Compliance Officer in the performance of the AML Services as set forth in the Fund AML Program.

(b)           Atlantic represents and warrants that:

(i)	Atlantic undertakes to perform all delegated responsibilities under the Fund AML Program; and

(ii)
Atlantic has adopted and will maintain a written anti-money laundering program (“Atlantic AML Program”) that includes policies and procedures that enable it to perform its responsibilities under the Agreement, as amended hereby.

(c)           The Fund represents and warrants that the Fund will promptly provide Atlantic any amendment(s) to the Fund AML Program, which will be subject to the terms of the Agreement, as amended hereby, upon delivery to Atlantic.

(d)           Atlantic hereby:

(i)	agrees to provide, upon request by federal examiners, information and records maintained by Atlantic relating to the Fund AML Program for purposes of the Fund AML Program;

(ii)	agrees to provide, upon request by the Fund, information and records maintained by Atlantic relating to the AML Services and the Atlantic AML Program as it applies to the AML Services;

(iii)
agrees to cooperate with the Fund’s AML Compliance Officer with respect to any request for information by the Financial Crimes Enforcement Network pursuant to the Bank Secrecy Act, as amended by the USA PATRIOT Act and the regulations thereunder; and

(iv)	consents to the inspection of Atlantic by federal examiners for purposes of the Fund AML Program.

(e)           Atlantic agrees to furnish to the Fund the following:

(i)	a copy of Atlantic AML Program as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

(ii)
no less frequently than annually, a report on the Atlantic AML Program that includes a certification to the Fund concerning Atlantic’s implementation of, and ongoing compliance with, the Atlantic AML Program and a summary of any audit report prepared with respect to the Atlantic AML Program as its pertains to the AML Services;

(iii)	interim reports with respect to any material issues that arise with respect to the AML Services or the Atlantic AML Program; and

(iv)	periodic reports concerning Atlantic’s compliance with the Atlantic AML Program and/or the AML Services at such times as may be reasonably requested by the Board or AML Compliance Officer.

SECTION 11.  IDENTITY THEFT PREVENTION PROGRAM

(a)           The Fund hereby delegates to Atlantic, and Atlantic hereby accepts, responsibility to perform certain services (the “Identity Theft Prevention Services”) in connection with the Fund’s Identity Theft Prevention Program, (the “Fund Identity Theft Prevention Program”), as further set out in the Fund Identity Theft Prevention Program.  Atlantic further agrees to cooperate with the Fund’s Chief Compliance Officer in the performance of the Identity Theft Prevention Services as set forth in the Fund Identity Theft Prevention Program.

(b)           Atlantic represents and warrants that:

(i)	Atlantic undertakes to perform all delegated responsibilities under the Fund Identity Theft Prevention Program; and

(ii)
Atlantic has adopted and will maintain a written identity theft prevention program (“Atlantic Identity Theft Prevention Program”) that includes policies and procedures that enable it to perform its responsibilities under the Agreement, as amended hereby.

(c)           The Fund represents and warrants that the Fund will promptly provide Atlantic any amendment(s) to the Fund Identity Theft Prevention Program, which will be subject to the terms of the Agreement, as amended hereby.

(d)           Atlantic agrees to furnish the Fund with the following:

(i)	prompt written notification of any transaction or combination of transactions that Atlantic believes, based on the Identity Theft Prevention

Procedures, evidence money laundering or identity theft activities in connection with the Fund or any unitholder of the Fund;

(ii)
prompt written notification of any customer(s) that Atlantic reasonably believes, based upon the Identity Theft Prevention Procedures, to be engaged in money laundering or identity theft activities, provided that the Fund agrees not to communicate this information to the customer;

(iii)
any reports received by Atlantic from any government agency or applicable industry self-regulatory organization pertaining to the Atlantic AML Program, the Fund AML Program, the Atlantic Identity Theft Prevention Program, or the Fund Identity Theft Prevention Program;

(iv)	prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (i), (ii or (iii); and

(v)	certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Fund.

(e)           The Fund hereby directs, and Atlantic acknowledges, that Atlantic shall (i) permit federal regulators access to such information and records maintained by Atlantic and relating to Atlantic’s implementation of the Identity Theft Prevention Procedures, on behalf of the Fund, as they may request, and (ii) permit such federal regulators to inspect Atlantic’s implementation of the Identity Theft Prevention Procedures on behalf of the Fund.

SECTION 12.  REPRESENTATIONS AND WARRANTIES

(a)           Representations and Warranties of Atlantic.  Atlantic represents and warrants to the Fund that:

(i)	It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.

(ii)	It is empowered under applicable laws and by its limited liability company agreement to enter into and perform this Agreement.

(iii)	All requisite limited liability company company proceedings have been taken to authorize it to enter into and perform this Agreement.

(iv)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(v)
(i)  The execution, delivery and performance of this Agreement by Atlantic does not breach, violate or cause a default under any agreement, contract or instrument to which Atlantic is a party or any judgment, order or decree to which Atlantic is subject; (ii) the execution, delivery and performance of this Agreement by Atlantic has been duly authorized and approved by all necessary limited liability company action; and (iii) upon the execution and delivery of this Agreement by Atlantic and the Fund, this Agreement will be a valid and binding obligation of Atlantic.

(vi)
Each of it and its subsidiaries rendering services hereunder has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by Atlantic to the Fund.  It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Fund with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

(vii)
It will maintain insurance that covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by Atlantic with all requirements of law and sufficient for Atlantic to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.

(b)           Representations and Warranties of the Fund.  The Fund represents and warrants to Atlantic that:

(i)
It is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered with the SEC as a closed-end non-diversified investment company under the 1940 Act.

(ii)	It is empowered under applicable laws and by its Organic Documents to enter into and perform this Agreement.

(iii)	All requisite Fund proceedings, including Board authorization, have been taken to authorize it to enter into and perform this Agreement.

(iv)
The execution, delivery and performance of this Agreement by the Fund does not breach, violate or cause a default under any agreement, contract or instrument to which the Fund is a party or any judgment, order or decree to which the Fund is subject; (ii) the execution, delivery and performance of this Agreement by the Fund has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Atlantic and the Fund, this Agreement will be a valid and binding obligation of the Fund.

(v)	The Fund has undertaken all filings and other actions necessary to permit the Fund to lawfully offer and sell interests in the Fund under the

Securities Act and the applicable securities laws of each state and territory in which the Fund has or intends to offer and sell interests.

SECTION 13.  MISCELLANEOUS

(a)           No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of New York without regard to its principles of conflicts of law except Sections 5-1401 and 5-1402 of the New York General Obligations Law.  Each of the parties hereto hereby irrevocably agrees that any action or proceeding against it seeking any remedy arising out of this Agreement or any of the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York (or, if such court does not have subject matter jurisdiction over such dispute, in the Supreme Court of the State of New York in and for the County of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C, § 1441), and each party waives trial by jury and consents to service of process outside the territorial jurisdiction of any such court and will not assert the defense of lack of personal jurisdiction or forum non conveniens in response to any such action or seek to change venue from the forum in which any such action is initially commenced.

(c)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(d)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.  Electronic delivery of this Agreement shall be deemed to have been properly delivered.

(e)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(g)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(h)           No affiliated Person, employee, agent, director, officer or manager of Atlantic shall be liable at law or in equity for Atlantic’s obligations under this Agreement.

(i)           Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(j)           Each Appendix to this Agreement is part of the Agreement.  In the event of any conflict between this Agreement and any Appendices, this Agreement shall control.

(k)           Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.  Subject to prior written notice to the Fund, Atlantic may subcontract for the performance hereof with any Affiliate of Atlantic; provided however, that Atlantic shall be as fully responsible to the Fund for the acts and omissions of any assignee or subcontractor as Atlantic is for its own acts and omissions under this Agreement and that no such assignment or subcontract will increase the compensation payable by the Fund to Atlantic under this Agreement for the Services.  Notwithstanding the foregoing, Atlantic shall not be liable for the acts or omissions of any Person to which any performance hereunder is subcontracted at the direction of the Fund.

(l)           Words denoting the singular number shall also include the plural and vice versa as the context demands.  Words denoting any gender include all genders and words denoting persons shall include companies, partnership, firms and corporations and vice versa as the context demands.  Unless otherwise indicated herein, any reference in this Agreement to an article, section, appendix, exhibit or schedule shall mean the applicable article, section, appendix, exhibit or schedule of or to this Agreement.  As used in this Agreement, the terms (i) “include”, “includes” or “including” means “including, without limitation”; (ii) “herein”, “hereof” and other similar terms refers to this Agreement taken as a whole and not to a particular Section; and (iii) “party” or “parties” means the applicable party or parties to this Agreement (unless otherwise provided).  The titles, captions and headings of the articles and sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.  The appendices, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Fee Schedule to be duly executed all as of the day and year first above written.

FSI LOW BETA ABSOLUTE RETURN FUND

/s/Gary W. Gould
Gary W. Gould Chief Executive Officer

ATLANTIC FUND ADMINISTRATION, LLC

/s/Stacey E. Hong
Stacey E. Hong President

APPENDIX A: SERVICES

I. Compliance Services

(a)
Subject to the approval of the Board, Atlantic shall make available a qualified person to act as the Fund’s CCO who is competent and knowledgeable regarding the federal securities laws.  Atlantic’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation and termination, of the CCO as provided by Rule 38a-1.

(b)           The CCO shall:

(i)           Report directly to the Board;

(ii)	Review and administer the Fund’s compliance program policies and procedures;

(iii)	Conduct periodic reviews of the Fund’s compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

(iv)	Review, the adequacy of the policies and procedures of the Fund and the effectiveness of their implementation;

(v)           Apprise the Board of significant compliance events of the Fund;

(vi)           Design testing methods for the Fund’s compliance program policies andprocedures;

(vii)
Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Fund management;

(viii)	Establish a reporting process to the Board, including both written and oral reports and attend regularly scheduled board meetings as well as special meetings on an as-needed basis; and

(ix)
Prepare a written annual report for the Board that, at a minimum, address (A) the operation of the Fund since the last report to the Board; (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews; and (D) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report.

(c)           Atlantic shall:

(i)	Provide compliance support for intermediary agreements that pertain to the Fund, such as investor service and similar agreements;

(ii)
Subject to the approval of the Board, make available a qualified person to act as the Fund’s Anti-Money Laundering Compliance Officer who is competent and knowledgeable regarding the anti-money laundering rules and regulations applicable to the Fund; and

(iii)           Assist the Fund with compliance matters as requested.

(d)
Atlantic shall, subject to the approval of the Board, make available qualified persons who are competent and knowledgeable regarding the management and internal controls of the Fund to serve as (i) the Fund’s Chief Financial Officer, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Fund’s “principal financial officer” (PFO), and the Fund’s Treasurer, who will have the authority normally incident to such office including the authority to  execute documents required to be executed by the Fund’s Treasurer.

(e)
Atlantic shall provide such other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

(f)
Atlantic shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder, as well as under the USA PATRIOT Act.  Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation.

(g)
Atlantic will coordinate reasonable Fund Disclosure Controls and Procedures, including coordination of receipt of Fund service provider certifications, and applicable meetings as required by the procedures.

II. Fund Administration Services

1.           Board Meetings and Board Reports

Atlantic shall:
(a) Maintain a calendar of scheduled meetings of the Fund’s Board;

(b) In connection with meetings of the Board or any committee thereof meeting at thesame time as the full Board,

(i)
prepare materials for meetings of the Board or such committee  including (A) agendas reflecting the input and priorities of the Fund’s Board or such committee, as applicable, and (B) consistent with current practice, resolutions and reports to the Fund’s Board or such committee, as applicable, covering (1) regulatory and industry developments of general applicability (2) the Fund’s operations, and (3) reports reasonably requested by the Board and data in Atlantic’s possession, and

(ii)
in connection with the Board’s obligations under section 15(c) of the 1940 Act and consistent with current practice, coordinate the delivery of Lipper (or similar, industry-recognized) analyses of fund expenses and performance relative to relevant benchmarks and to comparable funds; and

(c)
Distribute materials for meetings of the Fund’s Board, including materials that have been approved or supplied by the Portfolio Manager, counsel, auditors, custodians, CCO, Executive Officers, and other service providers;

(d)	Assist with gathering materials and information and coordinate matters related to, the Portfolio Manager’s and other service providers’ contract renewals; and

(e)
At the request of the Fund, provide one or more employees reasonably satisfactory to the Fund’s Board to attend meetings of the Fund’s Board or any committee thereof or of the Fund and to record minutes with respect to such meetings.

2.           SEC Filings

Atlantic shall:

(a)
Based on information from the Fund’s service providers, including Atlantic and its affiliates when applicable, and subject to review by Fund Counsel, prepare for filing the following documents required of the Fund by the SEC (“SEC Filings”)

 in either written or, if required or permitted, electronic format (e.g., pursuant to EDGAR), including:  (i) periodic and other requested updates to the registration statement on Form N-2, (ii) Forms N-CSR, N-Q and N-SAR and any required financial data schedules, (iii) Form N-PX, (iv) fidelity bond filings, and (v) if requested, and pursuant to mutually acceptable terms, proxy and information statements and related communications to investors;

(b)
Subject to prior execution by the Executive Officers when necessary in connection with such filing, file or cause to be filed with the SEC financial statements and other SEC Filings as required; provided that items 2(a)(i) and (v) shall have been reviewed by Fund counsel (and such counsel shall not have objected to such filings);

(c)	Oversee the printing of SEC Filings that are intended to be distributed to investors;

(d)	Oversee the distribution of those items in 2(a) that are to be provided to investors; and oversee the solicitation and tabulation of proxies;

(e)	Upon the advice and direction of Fund Counsel, coordinate periodic tender offers for the Fund (initial forms for such tender offers shall be prepared by Fund Counsel); and

(f)	Assist Fund Counsel in preparing and submitting SEC exemptive order requests and no-action letter requests.

3.           Compliance

With the assistance of Fund Counsel, Atlantic shall:

(a)	Reasonably assist the Fund’s Executive Officers, Portfolio Manager, CCO and other appropriate persons with respect to regulatory compliance matters related to the Fund;

       (b) Reasonably assist the Portfolio Manager with post-trade compliance testing inaccordance with the Fund’s Prospectus and Statement of Additional Information;

       (c) Reasonably assist the Fund and the CCO in developing or modifying complianceprocedures for the Fund that are part of the Fund’s 38a-1 Compliance Program;

(d)	Prepare policies, procedures, committee charters and similar documents for review by Fund Counsel and approval by the Board;

(e)	Prepare and distribute Trustee/Officer Questionnaires annually or at such other more frequent intervals as may be necessary;

(f)	Produce standard quarterly compliance reports for the Fund, the Portfolio Manager and the CCO;

(g)
Coordinate examinations of the Fund by the staff of the SEC or other Governmental Authorities, including: (i) compiling data and other information in response to requests for information, (ii) assisting with the preparation of the Fund’s responses to those examinations and the responses to general communications from those authorities and (iii) communicating with the Fund to provide status updates;

(h)
Assist the Fund and the Board in soliciting proposals for, analyzing, securing, documenting and taking reasonable actions to maintain fidelity bond and director and officers/errors and omissions insurance;

(i)	Provide reasonable assistance coordinating, maintaining, and ensuring compliance of applicable Fund related disaster recovery plan(s); and

(j)	Implement appropriate and applicable privacy policies.

4.           Organic Documents; Recordkeeping and Ministerial Matters

As applicable, and subject to review by Fund Counsel as to items (a), (b) and (c) and execution by Executive Officers (when required), Atlantic shall:

(a)	Prepare, file, amend as necessary and maintain the Fund’s Organic Documents and minutes of the meetings of the Fund’s Board, any committees thereof, and Fund investors;

       (b) Prepare such filings as are necessary to maintain the Fund’s existence and goodstanding under applicable state law;

(c)	Administer direct contracts between the Fund and any Third Party Service Provider to the Fund, and provide centralized oversight and coordination of all services provided to the Fund by Atlantic;

(d)	Maintain, as necessary, EDGAR, CUSIP, ticker, news media and tax identification number listings; and

       (e) Provide persons reasonably suitable to the Fund to serve as ministerial officers,including secretary, of the Fund.

5.           Expense Accounting

As applicable, Atlantic shall:

(a)	Calculate, review and account for Fund expenses and report on Fund expenses on a periodic basis;

(b)
Subject to review and approval of an Executive Officer of the Fund or another Authorized Person as designated on a list of Authorized Persons approved by the Board,authorize the payment of Fund expenses and pay, from Fund assets, all bills of the Fund;

(c)	Prepare Fund budgets, pro-forma financial statements, expense and profit/loss projections, and fee waiver/expense reimbursement projections on a periodic basis;

(d)
Accrue expenses of the Fund according to this Agreement and submit changes to accruals and expense items to the Executive Officers for review and approval and make necessary and appropriate adjustments over such periods to reflect over-accruals and under-accruals of estimated expenses, or income;

(e)	Monitor, if applicable, the Fund’s expense limitation and provide the Executive Officers and the Portfolio Manager with a periodic report regarding compliance with expense limitation in effect;

(f)	Calculate and accrue fee waivers and expense reimbursements and invoice and collectexpense reimbursements on behalf of the Fund; and

       (g) Prepare financial statement expense information.

6.           Financial Statements; other Financial Matters

As applicable, Atlantic shall:

(a)
Prepare semi-annual and annual financial statements and oversee the production and distribution of those statements and any related reports to the Fund’s investors, as applicable, including reasonable assistance in coordination of periodic audits and in supporting reasonable independent registered accountant information requests;

(b)	Calculate data with respect to yields, distribution rates, total returns consistent with industry standards;

       (c) Consistent with current practice, report Fund data to investment company industrysurvey companies; and

(d)
With respect to the services provided hereunder, assist the Fund in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and 30a-3 under the 1940 Act, including delivery of appropriate sub-certifications to Fund officers who are required to file certifications in accordance with the Sarbanes-Oxley Act of 2002.

7.           Tax Matters

As applicable, Atlantic shall:

       (a)Prepare Federal and state income and excise tax workpapers and provisions;

       (b) Subject to execution thereof by the Executive Officers or other non-ministerial officers of the Trust, file all Federal income and excise tax returns and state income and othertax returns, including any extensions or amendments, as agreed;

       (c) Calculate required distributions to maintain the qualification of each Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code”);

       (d) Employ reasonable efforts to ensure compliance with Sections 851-855 of Subchapter M of the Internal Revenue Code of 1986, as amended, including monitoring, calculatingand reporting to the Trust compliance with respect to Code Section 851(b) “goodincome” and “diversification” testing, report the tax status of distributions and prepare year-end Federal tax notice data);

       (e) Prepare data for the Trust’s financial statement, sixty (60) day unitholder tax notice disclosure, tax related footnotes and Statement of Position 95-3 (“ROCSOP”) adjustments);

       (f) Calculate income distributions for Funds that declare income distributions more often than annually but not daily and calculate capital gain distributions (in addition to typical calendar year end capital gain distributions);

       (g) Prepare and, with approval of the Trust, distribute to appropriate parties notices announcing the declaration of distributions to unitholders;

       (h) Oversee and coordinate the payment of distributions to unitholders;

       (i) Perform monthly capital gain analyses based on book numbers adjusted for prior year unpaid spillback distribution requirements and capital loss carryforwards; and

(j)	Prepare, as needed, short- and long-term gain reports for the Fund year-end capital gain tax planning.

III. Fund Accounting

1.           Services Related to Calculation of Accounting Items, Determination of the Net Asset Value(“NAV”) and Maintenance of a General Ledger (“Accounting Services”)

Atlantic shall:

(a)	Calculate the NAV on each Fund business day or with such frequency as is required to facilitate trading of the Fund’s interests;

(b)
Calculate each item of income, expense, deduction, credit, gain and loss, if any, and process the Fund’s stated expense ratio as required by the Fund and in conformance with generally accepted accounting principles (“GAAP”), the SEC’s Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws) (the “Code”);

(c)	Allocate income and expense and calculate the NAV of the Fund in accordance with the relevant provisions of the Fund’s Organic Documents and applicable regulations under the 1940 Act;

(d)
Prepare and record, as of the time when the NAV of the Fund is calculated or at such other time as directed by the Board, a valuation of the assets and liabilities of the Fund unless otherwise specified in or in accordance with the Fund’s portfolio securities valuation procedures; and

       (e) Maintain the Fund’s general ledger and record all income, gross expenses, capital activity and cash and security transactions of the Fund.

       (f) Calculate and disseminate the Fund’s performance information.

2.           Services Related to Reporting of Data and Provision of Other Information

Atlantic shall:

(a)
Provide the Fund and such other persons as the Fund may direct with standard fund reporting available through Atlantic’s internet reporting application or other delivery arrangements used from time to time by Atlantic;

       (b) Provide appropriate records to assist the Fund’s independent accountants and such other persons as the Fund may direct;

       (c) Provide information typically supplied in the investment company industry to the Fund’s record keeping agent;

(d)	Transmit the NAV of the Fund to such persons as directed by the Fund or the Portfolio Manager;

       (e) Provide the Fund and such other persons as the Fund may direct with the data requested by the Fund that is required to update the registration statement;

(f)	Provide the Fund, the Portfolio Manager, the independent accountants, and such other persons as the Fund may direct, and explain as required, unadjusted Fund data directly from the portfolio accounting system for any Fund business day and other data reasonably requested for the preparation of the Fund’s semi-annual and annual financial statements;

(g)	Transmit to and receive from the Fund’s transfer agent and or investor record keeper appropriate data to reconcile the fund’s capital accounts and other data; and

(h)	Receive from the Fund’s custodian(s) appropriate data to reconcile the Fund’s cash balance; cash activity and holdings.

3.           Services Related to Distributions and Reconciliation of Data

Atlantic shall:

(a)	Process all distributions as directed by the Fund or its agents;

(b)	Reconcile cash and portfolio positions with the Fund’s custodian(s);

(c)	Verify receipt of and review for reasonableness investment trade instructions when received from an Portfolio Manager;

(d)	Maintain individual ledgers and historical tax lots for each security; and

(e)	Distribute NAV, as agreed, to reporting agencies.

4.           Services Related to Recordkeeping and Reporting

Atlantic shall:

(a)	Prepare and maintain on behalf of the Fund the following books and records, pursuant to Rule 31a-1 under the 1940 Act (the “Rule”):

(i)
Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii)
General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv) of the Rule);

(iii)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule;

(iv)
A record of each brokerage order given by or on behalf of the Fund for, or in connection with, the purchase or sale of securities, and all other portfolio purchases or sales, as required by subsections (b)(5) and (b)(6) of the Rule;

(v)	A monthly trial balance of all ledger accounts (except investor accounts) as required by subsection (b)(8) of the Rule; and

(vi)
All other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by closed-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

IV. Transfer Agency

1.	General

As applicable, Atlantic shall:

(a)	Set up and maintain investor account information, including, as applicable, name, address, taxpayer identification number(s) and intermediary instructions;

(b)	Maintain all Unitholder account information changes;

(c)	Prepare Unitholder meeting lists;

(d)
Deliver proxies and related materials to direct investors and make the same available for intermediaries (subject to instructions from intermediaries or their agents, or information from reputable third parties that maintain such information);

(e)
Deliver Fund documents to direct investors and make the same available for intermediaries (subject to instructions from intermediaries or their agents, or information from reputable third parties that maintain such information);

(f)	Withhold taxes on U.S. resident and non-resident alien accounts, when applicable;

(g)	Prepare and file U.S. Treasury Department Forms 945, 1042, 1099 and 5498 with respect to distributions for Unitholders;

(h)
Prepare and mail confirmation statements in compliance with Rule 10b-10 of the 1934 Act and statements of account to Unitholders for all purchases and redemptions of Units and other confirmable transactions in Unitholder accounts;

(i)	Provide Unitholder account information;

(j)	Provide data regarding broker commissions and providing related reports to the Fund’s distributor;

(k)	Prepare and mail activity statements and other routine communications to investors; and

(l)	Provide personnel to respond to telephone inquiries from unitholders and prospective unitholders.

2.	Purchase, Redemption and Transfer of Interests

As applicable, Atlantic shall:

(a)	Receive for acceptance, orders for the purchase of interests, and confirm subscription activity with the investor;

(b)	Maintain escrow account to facilitate receipt of monies prior to movement to custody account;

(c)	Deliver accepted subscription payment and appropriate documentation to the custodian;

(d)	Pursuant to purchase orders, issue the appropriate number of interests and hold such interests in the appropriate investor account;

(e)	Receive for acceptance, redemption requests and deliver the appropriate documentation to the custodian;

(f)	Calculate and pro-rate request to redeem interests, as necessary;

(g)	Calculate and track any fees or holdbacks associated with redemptions; and

(h)
As and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed interests were offered and as instructed by the redeeming investors.

3.	Notes and Conditions to Purchase, Redemption and Transfer of Interests:

(a)	Processing requests to purchase, redeem and transfer interests of the Fund shall be subject to Atlantic’s and the Fund’s anti-money-laundering (“AML”) program;

(b)
Atlantic may require any or all of the following in connection with the original issue of interests: (i) Instructions requesting the issuance, (ii) evidence that the Board has authorized the issuance, (iii) any required funds for the payment of any original issue tax applicable to such interests, and (iv) an opinion of the counsel to the Fund regarding the legality and validity of the issuance;

(c)
Units shall be issued in accordance with the terms of the Fund’s Prospectus after Atlantic or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Fund’s Policies and Procedures, Atlantic’s operational procedures and/or Atlantic’s AML Program:

(i)
(A) an instruction directing investment in the Fund, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction, and (C) in the case of an initial purchase, a completed subscription and other appropriate documentation; or

(ii)           the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

(d)	Unitholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the Fund’s Prospectus:

(i)           for a wire received, at the time of the receipt of the wire;
(ii)	for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and
(iii)	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as Atlantic is credited with Federal Funds with respect to that check.

(e)
In registering transfers of Units, Atlantic may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of Atlantic’s counsel, protect Atlantic and the Fund from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal.  As Transfer Agent, Atlantic will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

4.	Processing Distributions

Prepare and, subject to receipt of good funds therefore from the custodian, transmit to investors (or credit the appropriate investor accounts) payments for all distributions declared by the Fund.

5.	AML Services

The Trust delegates to Atlantic the performance of the anti-money laundering services set forth below (the “AML Services”) with respect to investor accounts maintained by Atlantic pursuant to the Agreement; and subject to the terms and conditions of the Agreement, Atlantic accepts this delegation and agrees to perform the AML Services in accordance with the Fund’s and Atlantic’s AML program and reasonably to cooperate with the Fund’s AML compliance officer (the “AML Compliance Officer”) in the performance of that person’s responsibilities.  Notwithstanding this delegation, the Fund shall maintain full responsibility for ensuring that its AML program is and continues to be reasonably designed to ensure compliance with the applicable AML laws.

       (a) Verify investor identity upon opening new customer accounts in accordance withSection 326 of the USA PATRIOT Act (the “Patriot Act”) and any regulations thereunder, as required under Applicable Law;

       (b) Monitor investor transactions and identify and report suspicious activities that arerequired to be so identified and reported, in each case consistent with the AMLprograms of the Fund and Atlantic;

(c)
Review all new accounts and registration maintenance transactions against the Office of Foreign Asset Control (“OFAC”) database and other such lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities, including review of such investor information upon changes to such databases;

(d)
Follow the Fund’s policies with respect to the acceptance of cash equivalents and thirdparty checks; provided, however, that unless the parties agree otherwise under no circumstance will Atlantic accept a corporate third party check;

(e)	Place holds on transactions in investor accounts or freeze investor accounts, as provided in the AML programs of the Fund and Atlantic and in accordance with the Patriot Act and OFAC; and

(f)
(i) Atlantic will reasonably cooperate with the Fund to accommodate non-material changes and adjustments to agreed upon services, maintaining reasonably adequate policies, procedures and internal controls that are consistent with the Fund’s AML program as in effect from time-to-time, (ii) conduct (or have a third party conduct) an independent review of its AML Program at least annually and provide the report of such independent review to the Fund and the Fund’s AML

Compliance Officer; and (iii) maintain a reasonable, ongoing training program with respect to its own personnel relating to AML matters.

6.	Notes and Conditions to AML Services

(a)	The Fund authorizes Atlantic to take such actions in the performance of the AML Services as Atlantic deems appropriate and consistent with the Fund’s AML program and applicable AML Laws.

(b)
Atlantic agrees to furnish the Fund its written program concerning anti-money laundering services rendered by Atlantic to its various clients.  Atlantic agrees to notify the Fund of any changes to its anti-money laundering program that individually or in the aggregate would materially impact the Fund's AML program.

(c)	Atlantic shall make its relevant personnel available to meet or speak with the Board concerning the AML Services at such intervals as may be reasonably necessary or appropriate.

(d)
Atlantic represents and warrants to the Fund that (i) Atlantic has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients, and (ii) Atlantic’s policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligations under this Agreement.

7.	Payments to Financial Intermediaries, Redemption Fees

(a)	Atlantic agrees to track investor accounts by financial intermediary source and otherwise as reasonably requested by the Fund;

(b)	Atlantic agrees to calculate, report to the Fund and receive from investors or debit investor accounts for sales commissions;

(c)
Atlantic agrees to calculate, report to the Fund, subject to receipt of good funds, transmit payments to underwriters, selected dealers and others for commissions, service fees and other payments due from the Fund or any distributor; and

(d)	Atlantic agrees to calculate, report to the Fund and withhold redemption fees and pay the amount of any redemption fees to the Fund.

8.	Blue Sky; Escheatment

(a)	Atlantic shall calculate the total number of interests of the Fund thereof sold in each reporting jurisdiction authorized by the Fund;

(b)
Atlantic shall monitor and prepare and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States.  Atlantic may, in its sole discretion, use the services of a third party to perform some or all such services; and

(c)
Atlantic shall perform such services as are required in order to comply with Rules 17Ad-17 of the 1934 Act (the “Lost Unitholder Rules”), including those set forth below.  Atlantic may, in its sole discretion, use the services of a third party to perform some or all such services.

(i)           documentation of search policies and procedures;
(ii)           execution of required searches;
(iii)           tracking results and maintaining data sufficient to comply with the LostUnitholder Rules; and
(iv)           preparation and submission of data required under the Lost Unitholder Rules.

9.	Unitholder Votes and Proxy Statements

       (a) Oversee the activities of proxy solicitation firms; and

       (b) Perform such other additional proxy-related services as may be specified from time to time by the Fund, pursuant to mutually acceptable compensation and implementation agreements.

10.	Recordkeeping and Reporting; Facilities

(a)
Atlantic shall record the issuance of interests of the Fund and maintain pursuant to Rule 17Ad-10(e) under the 1934 Act a record of the total number of interests of the Fund, that are authorized, based upon data provided to it by the Fund, and are issued and outstanding and provide the Fund on a regular basis a report of the total number of interests that are authorized, issued and outstanding;

(b)	Atlantic shall maintain records of account for and provide reports and statements to the Fund and Investors; and

(c)
In addition to other references herein regarding records to be maintained regarding investors, transactions, accounts, and Fund operations, Atlantic shall maintain such records as (i) may be required by the Laws applicable to Atlantic and (ii) are prudently and customarily maintained by third-party transfer agents for registered management investment companies.

SCHEDULE A:  FEE SCHEDULE
FSI LOW BETA ABSOLUTE RETURN FUND